Exhibit 99.4

SECURITIES PURCHASE AND ASSIGNMENT AGREEMENT

This SECURITIES PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of August 6, 2026, by and among Ault Lending, LLC, a California limited liability company (the “Buyer”), Target Capital 12 LLC, an Arizona limited liability company (“Target Capital”), Secure Net Capital LLC, a Nevada limited liability company (“Secure Net”), and Great Point Capital, LLC, a Delaware limited liability company (“Great Point” and, together with Target Capital and Secure Net, the “Sellers” and each, a “Seller”), and, with respect to Sections 1, 2.2, 3, 4, 7, 8, 9, 10 and 11 only, Powell Max Limited, a business company incorporated in the British Virgin Islands (the “Company”). The Buyer, the Sellers and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to the SPA (as defined below), on January 30, 2026, the Company issued to each Seller, (i) the number of Class C Ordinary Shares, par value $0.0008 per share, set forth on Schedule I attached hereto opposite such Seller’s name under the column heading, “Pre-Reverse Split Class C Ordinary Shares” and (ii) a related Common Warrant (as defined below);

WHEREAS, the Parties are party to that certain Securities Purchase Agreement, dated as of January 29, 2026, by and among the Company, the Buyer in its capacity as a Purchaser thereunder and the Sellers in their respective capacities as Purchasers thereunder (as amended, restated, supplemented, or otherwise modified from time to time, the “SPA”), a copy of which is attached to this Agreement as Schedule A-1;

WHEREAS, in connection with the SPA, the Company, the Sellers and Buyer entered into that certain Registration Rights Agreement, dated as of January 29, 2026, by and among the Company, the Buyer in its capacity as a Purchaser thereunder and the Sellers in their respective capacities as Purchasers thereunder (as amended, restated, supplemented or otherwise modified from time to time, the “RRA”), a copy of which is attached to this Agreement as Schedule A-2;

WHEREAS, on April 17, 2026, the Company effected a 1-for-10 reverse stock split of all classes of its ordinary shares (the “Reverse Split”), pursuant to which the Company combined every ten (10) issued and unissued Ordinary Shares, par value $0.0008 per share, of the Company, into one (1) Ordinary Share, par value $0.008 per share, of the Company, applied uniformly across all three classes of the Company’s Ordinary Shares;

WHEREAS, as a result of the Reverse Split, among other things, the Company combined every ten (10) Class C Ordinary Shares, par value $0.0008 per share, of the Company, issued by the Company to the Sellers pursuant to the SPA, into one (1) Class C Ordinary Share, par value $0.008 per share;

WHEREAS, each Seller desires to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase, acquire and assume from each Seller, all of such Seller’s right, title and interest in and to the Purchased Securities (as defined below) and all of such Seller’s rights under the SPA, RRA and other Transaction Documents (as defined below), in each case on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties intend that, effective simultaneously with the transfer of the Purchased Securities and Assigned Rights from the Sellers to Buyer hereunder, the SPA shall be amended to terminate all rights of the Purchasers under Section 4.20 of the SPA (the “Board and Management Rights”), such that the Buyer shall not assume the Board and Management Rights as a result of the transfer of the Purchased Securities and related rights contemplated hereunder.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Aggregate Purchase Price” has the meaning set forth in Section 4.1(c).

“Assigned Rights” has the meaning set forth in Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, $0.008 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed, including pursuant to any shares adjustment, share split, share consolidation, share reorganization, share dividend, recapitalization or similar event with respect thereto.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company, $0.008 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed, including pursuant to any shares adjustment, share split, share consolidation, share reorganization, share dividend, recapitalization or similar event with respect thereto.

“Class C Ordinary Shares” means the Class C ordinary shares of the Company, $0.008 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed, including pursuant to any shares adjustment, share split, share consolidation, share reorganization, share dividend, recapitalization or similar event with respect thereto.

“Closing” has the meaning set forth in Section 4.1(a).

“Closing Date” has the meaning set forth in Section 4.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Warrants” means, collectively, the Common Warrants to purchase Class A Ordinary Shares issued by the Company to each Purchaser under the SPA (including the Buyer and each Seller), each a “Common Warrant”.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“Escrow Account” has the meaning given to such term in Section 4.1(c).

“Escrow Agent” means Sichenzia Ross Ference Carmel LLP, in its capacity as the Escrow Agent under the Escrow Agreement.

“Escrow Agent Fee” has the meaning given to such term in Section 4.1(c).

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Buyer, the Sellers, the Company and the Escrow Agent, a fully executed copy of which is attached as Exhibit A hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, international or multinational governmental, regulatory, judicial or administrative authority, agency, commission, department, court, tribunal or similar body.

“Lien” means any lien, pledge, hypothecation, security interest, charge, mortgage, encumbrance, claim, restriction, right of first refusal, preemptive right, option, adverse interest or other restriction or limitation of any kind, other than restrictions arising under applicable securities laws or the Transaction Documents.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, Governmental Authority or other entity.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with IFRS, (ii) mechanics’, carriers’, workmen’s, repairmen’s and other similar Liens arising or incurred in the ordinary course of business, (iii) Liens arising under applicable securities laws or the Transaction Documents, and (iv) Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.

“Ordinary Shares” means the Class A Ordinary Shares, Class B Ordinary Shares and/or Class C Ordinary Shares, as the context requires.

“Purchase Price” means, with respect to each Seller, the cash purchase price payable to such Seller as set forth opposite such Seller’s name on Schedule I attached hereto.

“Purchased Class C Ordinary Shares” has the meaning given to such term in Section 2.1.

“Purchased Securities” means, as to each Seller, such Seller’s Purchased Class C Ordinary Shares together with any securities issuable upon conversion, exercise, exchange, adjustment, share split, share consolidation, share reorganization, share dividend, recapitalization or similar event with respect thereto; provided, for the avoidance of doubt and notwithstanding anything to the contrary set forth herein, (i) to the extent any Seller has converted any Class C Ordinary Shares into Class A Ordinary Shares, the Class A Ordinary Shares issued to such Seller resulting from such prior conversion are not included in the “Purchased Securities” being transferred from such Seller to the Buyer hereunder; and (ii) neither the Common Warrants issued to any Seller nor any Class A Ordinary Shares issued or issuable upon any exercise thereof are included in the “Purchased Securities” being transferred from such Seller to the Buyer hereunder.

“Registrable Securities” has the meaning given to such term in the applicable RRA.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPA Amendment” has the meaning given to such term in Section 3.1.

“SPA Escrow Agreement”, means the “Escrow Agreement” (as defined in the SPA).

“SPA Escrow Agent” has the meaning given to such term in Section 6.14.

“SPA Subscription Amount” means, with respect to each “Purchaser” under the SPA, such Purchaser’s respective Subscription Amount (as defined in the SPA).

“Stock Power” has the meaning given to such term in Section 4.1(b).

“Subsidiary” means any subsidiary of the Company as set forth in Schedule 7.3 and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

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“Trading Day” means a calendar day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, OTCQX, Pink Open Market (or any successors to any of the foregoing).

“Transaction Documents” means the SPA, the RRA, any transfer agent instructions to the extent applicable to the Purchased Securities, and any other agreements, certificates, instruments or documents entered into or delivered in connection with the issuance, transfer, registration, conversion or exercise of the Purchased Securities; provided, notwithstanding anything to the contrary set forth herein and for the avoidance of doubt, the “Transaction Documents” shall not include the Common Warrants issued by the Company to the Sellers.

“Transfer Agent” means Transhare Corporation, the current transfer agent of the Company, with a mailing address of Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater, FL 33764, and any successor transfer agent of the Company.

“Transfer Agent Instructions Letter” means that certain letter agreement dated as of the date hereof, by and among the Sellers, the Transfer Agent, the Buyer and the Company, a fully executed copy of which is attached as Exhibit B hereto.

“Transfer Processing Notice” has the meaning given to such term in Section 4.2(a)(ii).

1.2Construction. Capitalized terms used but not defined herein have the meanings given to them in the SPA or RRA, as the context requires. References to “including” mean “including without limitation.” References to Sections, Exhibits and Schedules are references to sections, exhibits and schedules of this Agreement unless otherwise specified.

2.	PURCHASE AND SALE OF PURCHASED SECURITIES

2.1Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, each Seller shall irrevocably sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, (i) all of such Seller’s right, title and interest in and to all of such Seller’s respective Purchased Securities, including, without limitation, the number of Class C Ordinary Shares set forth opposite such Seller’s name on Schedule I hereto under the column heading “Purchased Class C Ordinary Shares” (with respect to such Seller, such Seller’s “Purchased Class C Ordinary Shares”), free and clear of all Liens, and (ii) all rights of such Seller under the SPA, RRA, and the other Transaction Documents in each case solely to the extent arising from or relating to the Purchased Securities transferred by such Seller to the Buyer hereunder (the “Assigned Rights”), provided, for the avoidance of doubt, the Assigned Rights shall not include the Board and Management Rights, as the same shall be terminated pursuant to the SPA Amendment (defined below) effective simultaneously with the Closing in accordance with Section 3.1. Subject to the terms and conditions set forth herein, including without limitation the SPA Amendment, effective as of the Closing, the Buyer agrees to be bound, with respect to the Purchased Securities being transferred to Buyer hereunder, by the provisions of the Transaction Documents that apply to the “Purchasers” under the SPA, as amended pursuant to the SPA Amendment. For the avoidance of doubt, the Parties acknowledge and agree that the Buyer is purchasing all but not less than all of the Sellers’ Purchased Securities and Assigned Rights hereunder, subject to the terms and conditions set forth herein, and that the Buyer shall have no obligation to consummate the Closing unless all of the Sellers’ Purchased Securities and Assigned Rights are transferred to the Buyer hereunder.

2.2Seller Termination and Waiver of Residual Rights. Effective as of the Closing, each Seller, severally and not jointly, hereby irrevocably terminates, relinquishes and waives any and all rights, claims, demands, actions and causes of action of such Seller under the SPA, the RRA, the other Transaction Documents and such Seller’s Common Warrant (whether accrued, contingent or otherwise), in each case to the extent such rights are not assigned to the Buyer as Assigned Rights pursuant to Section 2.1 (collectively, the “Waived Rights”); provided, however, that the rights set forth in Sections 4.6, 4.8, 5.9, 5.10, 5.15, 5.16 and 5.17 of the SPA shall not be considered Waived Rights to the extent related to or arising out of such Seller’s purchase, sale, transfer or ownership of the Securities (as defined in the SPA). For the avoidance of doubt: (i) this Section 2.2 constitutes a waiver by each Seller of such Seller’s own Waived Rights only and shall not be construed as an amendment to the SPA, the RRA, any Transaction Document or any Common Warrant; and (ii) nothing in this Section 2.2 shall impair, limit or otherwise affect any rights of the Buyer in its own separate capacity as a Purchaser under the SPA, as a Holder under the RRA, or under any other Transaction Documents, which rights are and shall remain independent of the Assigned Rights and the Waived Rights. For the avoidance of doubt, Sellers’ waiver of the Waived Rights under this Section 2.2: (i) shall only become effective from and after the Closing, and (ii) in the event the Closing shall not occur, shall be null and void.

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3.	SPA AMENDMENT; TERMINATION OF BOARD AND MANAGEMENT RIGHTS

3.1On the terms and subject to the conditions set forth herein, the Company, the Buyer in its capacity as a Purchaser under the SPA and the Sellers in their respective capacities as Purchasers under the SPA, hereby agree to execute and deliver on or prior to the Closing, and as a condition to the transfer of the Purchased Securities and Assigned Rights from the Sellers to Buyer hereunder, an amendment to the SPA in the form attached as Exhibit C hereto (the “SPA Amendment”), which SPA Amendment shall, effective simultaneously with the Closing hereunder, amend the SPA to irrevocably waive, relinquish, terminate and extinguish all rights of the Purchasers under Section 4.20 of the SPA. For the sake of clarity, in the event the Closing does not occur for any reason under this Agreement, the SPA Amendment will not have any effect, and neither the Sellers nor the Buyer will waive any of such rights under Section 4.20 of the SPA.

3.2The Parties acknowledge and agree that, as a result of the SPA Amendment, the Assigned Rights transferred by the Sellers to the Buyer at the Closing shall not include the Board and Management Rights (the same having been terminated simultaneously with the Closing pursuant to the SPA Amendment). This Section 3.2 shall be interpreted to eliminate any moment-in-time ownership, possession, control or beneficial ownership by the Buyer of the Board and Management Rights.

4.	CLOSING

4.1Closing.

(a)Subject to Section 10.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur within one (1) Business Day following the date on which (i) all conditions to the Buyer’s obligation to consummate the Closing set forth in Section 4.3(a), and (ii) all conditions to each Seller’s obligation to consummate the Closing set forth in Section 4.3(b), in each case, have been satisfied or waived, unless the Parties mutually agree in writing to consummate the Closing on a different date (the “Closing Date”);

(b)As soon as practicable and in any event not later than one (1) Business Day following the date of hereof, each Seller shall deliver or cause to be delivered to the Transfer Agent, an original medallion guarantee stock power, duly executed by such Seller and guaranteed by an eligible Guarantor Institution such as a Commercial Bank, Trust Company, Securities Broker/Dealer, Credit Union, or Savings Association participating in a Medallion Program approved by the Securities Transfer Association, Inc. in the form attached as Exhibit D hereto (each, a “Stock Power”), in each case completed in the manner directed and approved by the Buyer, to be held by the Transfer Agent and processed subsequently by the Transfer Agent in accordance with and subject to the terms and conditions of the Transfer Agent Instructions Letter, to effect the transfer of such Seller’s Purchased Class C Ordinary Shares to the Buyer hereunder.

(c)As soon as practicable, and in any event within one (1) Business Day following the date hereof, (i) the Buyer shall deliver or cause to be delivered to the Escrow Agent, via wire transfer of immediately available funds in accordance with the Escrow Agent’s instructions set forth in the Escrow Agreement, an amount in cash equal to $11,707,262 (representing the aggregate Purchase Price of all of the Sellers’ Purchased Securities and Assigned Rights being purchased by Buyer hereunder) (the “Aggregate Purchase Price”), to be held in escrow by the Escrow Agent in the escrow account established pursuant to the Escrow Agreement (the “Escrow Account”), and (ii) the Company shall deliver to the Escrow Agent, via wire transfer of immediately available funds in accordance with the Escrow Agent’s instructions set forth in the Escrow Agreement, $7,500 in cash (the “Escrow Agent Fee”), to be held in escrow by the Escrow Agent in the Escrow Account pursuant to the Escrow Agreement.

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(d)On the Closing Date, and provided that (i) all conditions to the Buyer’s obligation to consummate the Closing set forth in Section 4.3(a), and (ii) all conditions to each Seller’s obligation to consummate the Closing set forth in Section 4.3(b), in each case, have been satisfied or waived, the Sellers, the Buyer and the Company shall execute and deliver or cause to be delivered a completed Release Notice (as defined in the Escrow Agreement) to the Escrow Agent, directing the Escrow Agent to disburse the Escrow Funds (as defined in the Escrow Agreement) as follows, in accordance with the Escrow Agreement:

(i)	to the Escrow Agent, the Escrow Agent Fee (i.e., $7,500), as payment for the Escrow Agent’s services provided under the Escrow Agreement; and
(ii)	to each Seller, the Purchase Price set forth opposite such Seller’s name on Schedule I hereto, in payment for such Seller’s respective Purchased Securities and Assigned Rights being purchased by the Buyer hereunder.

4.2Closing Deliveries.

(a)	Sellers’ Closing Deliveries. On or prior to the Closing Date (in addition to the items that such Seller is required to deliver in accordance with and at the times specified under Section 4.1), each Seller shall deliver or cause to be delivered:
(i)	to the Buyer and the Company, the SPA Amendment, duly executed by such Seller;
(ii)	to the Transfer Agent (with a copy sent to the Buyer and Company), a Transfer Agent Processing Notice (pursuant to and as defined in the Transfer Agent Instructions Letter), authorizing and directing the Transfer Agent to complete the transfer of such Seller’s Purchased Class C Ordinary Shares being transferred to Buyer hereunder (the “Transfer Processing Notice”), duly executed by such Seller;
(iii)	to the Buyer, a certificate dated as of the Closing Date and in form and substance satisfactory to the Buyer, executed by a duly authorized officer of such Seller, that each and every representation and warranty of such Seller contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, and that such Seller shall have performed, satisfied and complied with the covenants, agreements and conditions required to be performed, satisfied or complied with by such Seller at or prior to the Closing, with appropriate attachments which shall include the following: (A) a true, complete and correct copy of the resolutions of the member(s), manager(s) or other Person(s) having the requisite managerial authority over such Seller, authorizing the execution, delivery and performance by such Seller of the Agreement, the SPA Amendment, the Escrow Agreement, the Transfer Agent Instructions Letter and any other agreements or other documents related thereto or to be delivered by such Seller hereunder; and (B) a certificate of good standing of such Seller for its jurisdiction of formation; and
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(iv)	to the Transfer Agent, the Buyer or Buyer’s designee, as directed by Buyer, such officer certificates, secretary certificates, good standing certificates, resolutions, legal opinions and other documents as the Buyer may reasonably request, and such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.
(b)	Buyer’s Closing Deliveries. On or prior to the Closing Date (in addition to the items that the Buyer is required to deliver in accordance with and at the times specified under Section 4.1), the Buyer shall deliver or cause to be delivered:
(i)	to the Sellers and the Company, the SPA Amendment, duly executed by the Buyer; and
(ii)	to the Transfer Agent (with a copy sent to the Sellers and Company), the Transfer Processing Notice, duly executed by the Buyer.
(c)	Company’s Closing Deliveries. On or prior to the Closing Date (in addition to the items that the Company is required to deliver in accordance with and at the times specified under Section 4.1), the Company shall deliver or cause to be delivered:
(i)	to the Buyer and the Sellers, the SPA Amendment, duly executed by the Company;
(ii)	to the Buyer, evidence reasonably satisfactory to the Buyer, that (1) the Buyer is reflected in the Company’s register of members as the holder of the Purchased Class C Ordinary Shares transferred from the Sellers to the Buyer hereunder and (2) that the Company shall have updated its transfer agent records to reflect the Buyer as holder of the Purchased Class C Ordinary Shares transferred from the Sellers to the Buyer hereunder;
(iii)	to the Transfer Agent, payment of any transfer agent processing fees of the Transfer Agent required to process the transfer of the Sellers’ Purchased Class C Ordinary Shares to the Buyer hereunder;
(iv)	to the Buyer, a certificate dated as of the Closing Date and in form and substance satisfactory to the Buyer, executed by the Chief Executive Officer of the Company, that each and every representation and warranty of the Company contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing, and with appropriate attachments which shall include the following: (A) a true and complete copy of the Company’s memorandum and articles of association as in effect on the Closing Date; (B) a true, complete and correct copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of the Agreement, the SPA Amendment, the Escrow Agreement, the Transfer Agent Instructions Letter and any other agreements or other documents related thereto or to be delivered by the Company hereunder; and (C) a certificate of good standing of the Company for its jurisdiction of incorporation; and
(v)	to the Transfer Agent, the Buyer or Buyer’s designee, as directed by Buyer, such officer certificates, secretary certificates, good standing certificates, resolutions, legal opinions and other documents as the Buyer may reasonably request, and such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

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4.3Closing Conditions.

(a)Conditions to the Buyer’s Obligation. The obligation of the Buyer to consummate the Closing (including, without limitation any obligation of the Buyer to deliver an executed Release Notice (as defined in the Escrow Agreement), directing the Escrow Agent to disburse the Escrow Funds (as defined in the Escrow Agreement)) is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(i)	each of the representations and warranties of the Sellers and the Company contained in this Agreement shall be true and correct in all respects in each case, both as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;
(ii)	the Sellers and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Sellers and/or the Company, as applicable, on or prior to the Closing Date hereunder, respectively;
(iii)	the Sellers shall have delivered each of the items to be delivered by the Sellers set forth in Section 4.1(b) and each of the items set forth in Section 4.2(a);
(iv)	the Company shall have delivered each of the items to be delivered by the Company set forth in Section 4.1(c)(ii) and each of the items set forth in Section 4.2(c);
(v)	the Buyer shall have received evidence satisfactory to the Buyer that (1) the Transfer Agent has received each Seller’s duly executed physical Stock Power, (2) the Transfer Agent has received the Transfer Processing Notice, duly executed by the Buyer and each of the Sellers, and (3) the Transfer Agent has recorded the transfer by book entry notation of each Seller’s Purchased Class C Ordinary Shares to the Buyer hereunder;
(vi)	the Buyer shall have received evidence reasonably satisfactory to the Buyer, that (1) the Buyer is reflected in the Company’s register of members as the holder of the Purchased Class C Ordinary Shares transferred from the Sellers to the Buyer hereunder and (2) the Company shall have updated its transfer agent records to reflect the Buyer as holder of the Purchased Class C Ordinary Shares transferred from the Sellers to the Buyer hereunder;
(vii)	there shall have been no Material Adverse Effect with respect to the Company; and
(viii)	from the date hereof to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, makes it impracticable to purchase the Purchased Securities from the Sellers at the Closing.

(b)Conditions to each Seller’s Obligation. The obligation of each Seller to consummate the Closing is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived in writing by such Seller (solely with respect to itself) in its sole discretion:

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(i)	each of the representations and warranties of the Buyer and the Company contained in this Agreement shall be true and correct in all respects in each case, both as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;
(ii)	the Buyer and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Buyer and/or the Company, as applicable, on or prior to the Closing Date hereunder, respectively;
(iii)	the Buyer shall have delivered each of the items to be delivered by the Buyer set forth in Section 4.1(c)(i) and each of the items set forth in Section 4.2(b); and
(iv)	the Company shall have delivered each of the items to be delivered by the Company set forth in Section 4.1(c)(ii) and each of the items set forth in Section 4.2(c).

4.4Waiver of Transfer Conditions. The Company and each Seller hereby irrevocably waive, effective as of the date hereof, any and all rights under the SPA, the RRA and the other Transaction Documents that would require any consent, approval, authorization, notice, opinion of counsel, condition or other action as a prerequisite to, or that could otherwise delay, restrict or impede, the transfer of the Purchased Securities, the assignment of the Assigned Rights or the consummation of any other transaction contemplated by this Agreement. For the avoidance of doubt, (i) this Section 4.4 constitutes a waiver only and shall not be construed as an amendment to the SPA, the RRA or any other Transaction Document, and (ii) nothing in this Section 4.4 shall affect any rights of the Buyer in its own separate capacity as a Purchaser under the SPA, a Holder under the RRA or otherwise under any other Transaction Document.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller and the Company as of the date hereof and on the Closing Date as follows:

5.1Organization; Authority. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

5.2Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

5.3Investment Intent. The Buyer is acquiring the Purchased Securities for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws.

5.4Accredited Investor; QIB Status. The Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act and/or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

5.5No General Solicitation. The Buyer is not acquiring the Purchased Securities as a result of any general solicitation or general advertising.

5.6Access to Information. The Buyer has had access to such information concerning the Company, the Purchased Securities, the Transaction Documents and the transactions contemplated hereby as the Buyer has deemed necessary to make an informed investment decision. The Buyer has had an opportunity to consult with its own legal, tax, financial and other advisers.

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5.7Restricted Securities. The Buyer understands that the Purchased Securities are restricted securities under the Securities Act and may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration under the Securities Act and in compliance with applicable state securities laws and the Transaction Documents.

5.8No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not violate the Buyer’s organizational documents, any law applicable to the Buyer, or any material agreement binding on the Buyer.

5.9Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from any Seller or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

6.	REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to the Buyer and the Company as of the date hereof and as of the Closing Date as follows:

6.1Organization; Authority. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

6.2Authorization; Enforceability. The execution, delivery and performance of this Agreement by such Seller have been duly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

6.3Title to Purchased Securities. Such Seller is the sole record and beneficial owner of the Purchased Securities set forth opposite such Seller’s name on Schedule I attached hereto, free and clear of all Liens. Upon consummation of the Closing, the Buyer will acquire good and valid title to such Purchased Securities, free and clear of all Liens. The Purchased Class C Ordinary Shares set forth opposite such Seller’s name on Schedule I attached hereto under the column heading “Purchased Class C Ordinary Shares” which are to be transferred to Buyer hereunder constitute 100% of the Class C Ordinary Shares owned by such Seller as of the date hereof and on the Closing Date immediately prior to the Closing (reflecting the effect of the Reverse Split and any prior conversions of such Seller’s Class C Ordinary Shares into Class A Ordinary Shares, as applicable). For the avoidance of doubt, (i) to the extent any Seller has converted any Class C Ordinary Shares into Class A Ordinary Shares, the Class A Ordinary Shares issued to such Seller resulting from such conversion or exercise, as applicable, are not included in the Purchased Securities being transferred from such Seller to the Buyer hereunder and (ii) neither the Common Warrants issued to such Seller nor any Class A Ordinary Shares issued or issuable upon any exercise thereof are included in the Purchased Securities being transferred from such Seller to the Buyer hereunder.

6.4Prior Conversion of Class C Ordinary Shares; Prior Exercise of Common Warrants. The number of Class C Ordinary Shares set forth opposite such Seller’s name on Schedule I attached hereto under the column heading, “Prior Converted Class C Ordinary Shares”, represents the aggregate number of Class C Ordinary Shares which such Seller has converted into Class A Ordinary Shares prior to the date of this Agreement and/or at any time prior to the Closing (expressed on a post-Reverse Split basis) and is calculated as the sum of (A) the number of Class C Ordinary Shares which such Seller converted to Class A Ordinary Shares prior to the date of the Reverse Split, expressed as the number of Class C Ordinary Shares which such Seller would have converted if such conversion were effected after the date of the Reverse Split, if any, plus (B) the number of Class C Ordinary Shares which such Seller converted after the Reverse Split and prior to the date of this Agreement, if any (such sum for each, such Seller’s “Prior Converted Class C Ordinary Shares”). Other than such Seller’s Prior Converted Class C Ordinary Shares, such Seller has not converted any Class C Ordinary Shares issued by the Company to such Seller pursuant to the SPA into Class A Ordinary Shares at any time, and such Seller has not submitted or attempted to submit any conversion notice for any Class C Ordinary Shares which is pending as of the date hereof or as of the Closing Date. Prior to the date of this Agreement, such Seller has (i) exercised 100% of the Common Warrant issued by the Company to such Seller pursuant to the SPA and (ii) sold all of the resulting Class A Ordinary Shares issued by the Company as a result of such prior exercise of such Seller’s Common Warrant.

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6.5No Prior Transfer; No Agreements Regarding Purchased Securities. Such Seller has not sold, assigned, transferred, pledged, hypothecated, granted any participation or option in, or otherwise disposed of, any right, title or interest in or to the Purchased Securities or Assigned Rights being transferred by such Seller hereunder. There are no contracts, rights of first refusal, options, warrants, proxies, shareholder agreements, or other agreements or instruments of any kind granting any party (other than Buyer pursuant to this Agreement) the right to purchase, acquire, vote, or otherwise exercise any rights with respect to the Purchased Securities or Assigned Rights (or any portion thereof) being transferred by such Seller hereunder.

6.6No Claims. There is no pending or, to such Seller’s knowledge, threatened action, claim, dispute, proceeding or investigation against such Seller relating to the Purchased Securities, the Assigned Rights or such Seller’s authority to consummate the transactions contemplated hereby.

6.7No Consents. No consent, approval, authorization, waiver or notice is required for such Seller to execute, deliver and perform this Agreement and transfer the applicable Purchased Securities and Assigned Rights to the Buyer, except for those consents which have already been obtained and provided to Buyer prior to the date hereof.

6.8No Conflicts. The execution, delivery and performance by such Seller of this Agreement do not violate such Seller’s organizational documents, any law applicable to such Seller, or any agreement binding on such Seller.

6.9Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Buyer or the Company or any other Person in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

6.10Non-Affiliate Status. Such Seller (i) is not, as of the date hereof and as of the Closing Date, an “affiliate” of the Company for purposes of Rule 144 under the Securities Act and (ii) has not been, during the three months preceding the date of this Agreement, an ”affiliate” of the Company for purposes of Rule 144 under the Securities Act and (iii) has not been, at any point during the three months preceding the Closing Date, an ”affiliate” of the Company for purposes of Rule 144 under the Securities Act.

6.11SPA and RRA.

(a)Other than the SPA, such Seller is not a party to any other securities purchase agreement or any other similar agreement providing for the purchase by such Seller from the Company of the Company’s securities. Other than the SPA Amendment to be entered into and delivered by the Parties pursuant to this Agreement and effective simultaneously with and as a condition to the Closing, such Seller has not amended or entered into any agreement or other written instrument amending the SPA on or prior to the date hereof and such Seller will not have entered into any agreement or other written instrument amending the SPA on or prior to the Closing, and accordingly, assuming the accuracy of each other Seller’s and the Company’s representations and warranties under this Section 6.11(a) and Section 7.36(a) of this Agreement, respectively, the SPA attached as Schedule A-1, represents a true and complete copy of the SPA as in effect immediately prior to the Closing and the effectiveness of the SPA Amendment, including any prior amendments thereto, if any (other than the Exhibits and Schedules to the SPA, which are omitted from Schedule A-1 but for the avoidance of doubt remain incorporated into the terms of the SPA in accordance with its terms).

(b)Other than the RRA, such Seller is not a party to any other registration rights agreement or any other similar agreement providing for similar rights to such Seller with respect to the Company’s securities. Such Seller has not amended or entered into any agreement or other written instrument amending the RRA on or prior to the date hereof and such Seller will not have entered into any agreement or other written instrument amending the RRA on or prior to the Closing, and accordingly, assuming the accuracy of each other Seller’s and the Company’s representations and warranties under this Section 6.11(b) and Section 7.36(b) of this Agreement, respectively, the RRA attached as Schedule A-2, represents a true and complete copy of the RRA as in effect immediately prior to the Closing, including any prior amendments thereto, if any (other than the Annexes to the RRA, which are omitted from Schedule A-2 but for the avoidance of doubt remain incorporated into the terms of the RRA in accordance with its terms).

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6.12Compliance with Transaction Documents and Common Warrants. Such Seller is and has been, at all times during the period beginning from such Seller’s entry into such Transaction Documents and such Seller’s Common Warrant through and including the date hereof and the Closing Date, in material compliance with all covenants and other obligations of such Seller under the SPA, the other Transaction Documents and such Seller’s Common Warrant.

6.13No Accrued Claims Under Transaction Documents or Common Warrants. As of the date hereof and as of the Closing Date, to such Seller’s knowledge, there are no accrued and unpaid claims, demands, actions, causes of action, damages, liabilities or amounts owing in favor of such Seller against the Company arising under or in connection with the Transaction Documents or such Seller’s Common Warrant, including, without limitation, any liquidated damages for late delivery of securities, buy-in compensation, Public Information Failure Payments (as defined in the SPA) or other amounts that have become due and payable to such Seller but remain unpaid as of the date hereof or the Closing Date.

6.14Full Payment of SPA Subscription Amount. In connection with the closing of the transactions contemplated under the SPA, (i) such Seller has previously delivered or caused to be delivered to Sichenzia Ross Ference Carmel LLP, in its capacity as the “Escrow Agent” under the SPA Escrow Agreement (the “SPA Escrow Agent”) or the Company, as applicable, the full amount of such Seller’s SPA Subscription Amount, all in accordance with the provisions of the SPA, and (ii) no portion of such Seller’s SPA Subscription Amount remains outstanding or unpaid.

7.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and each Seller as of the date hereof and as of the Closing Date, as follows:

7.1Organization; Authority. Each of the Company and its operating Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or in default of any of the provisions of its respective certificate or memorandum of association, articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform on a timely basis its obligations under this Agreement or any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) the announcement, pendency or completion of the transactions contemplated by this Agreement or the Transaction Documents or (ii) any action required by this Agreement or the Transaction Documents or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer). As to all Company and Subsidiary power, authority and qualification, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

7.2Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

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7.3Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 7.3. The Company owns, directly or indirectly, all of the share capital or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of share capital of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded. Except as set forth on Schedule 7.3, the Company does not own or hold, directly or indirectly, any stock, partnership interest, joint venture interest, or other equity ownership interest in any other Person.

7.4Capitalization.

(a)The capitalization of the Company as of the date hereof is as set forth on Schedule 7.4(a), including (i) the number of authorized shares of each class of share capital of the Company, (ii) the number of shares outstanding of each class of share capital of the Company, (iii) outstanding Ordinary Share Equivalents (as defined below) and Convertible Securities (as defined below), (iv) the number of Class A Ordinary Shares of the Company reserved for issuance pursuant to outstanding Ordinary Share Equivalents, (v) the number of shares of each class of share capital of the Company other than Class A Ordinary Shares reserved for issuance and/or issuable pursuant to outstanding Convertible Securities, (vi) the number of Class A Ordinary Shares owned beneficially, and of record, by Affiliates of the Company, and (vi) the number of shares of each class of share capital held in the treasury of the Company. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in this Agreement or the transactions contemplated by the Transaction Documents. Except as set forth in Schedule 7.4(a), or pursuant to the Transaction Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares, or any other share capital or other equity interest in the Company or any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Class A Ordinary Shares or Ordinary Share Equivalents or any other share capital or other equity interest in the Company or any Subsidiary. “Ordinary Share Equivalents” means any share capital or other securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Class A Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Ordinary Shares. “Convertible Securities” means any share capital or other security of the Company or the Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any share capital or other security of the Company (including, without limitation, any class of Ordinary Shares).

(b)Except as set forth in Schedule 7.4(b), there are no (i) outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary, (ii) there are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and (iii) there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary.

(c)The Company does not have any share appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding securities of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable national, federal and state securities laws, and none of such outstanding securities was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders’ agreements, shareholder rights plans, voting agreements or other similar agreements with respect to the Company’s share capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

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7.5SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof and the Closing Date (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Issues Committee, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

7.6Material Changes; Undisclosed Events, Liabilities or Developments.

(a)Since the date of the latest audited financial statements included within the SEC Reports, except as set forth on Schedule 7.6(a), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to IFRS or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its share capital and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company share option plans. The Company does not have pending before the SEC any request for confidential treatment of information.

(b)Except as set forth on Schedule 7.6(b), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

7.7Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company, except in the ordinary course of business that would not have a Material Adverse Effect. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

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7.8Labor Relations; Employee Benefit Plans.

(a)Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Employee Benefit Plans; ERISA. Except in each case that would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its Subsidiaries or their ERISA Affiliates (as defined below) are in compliance with ERISA. “ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code of which the Company or such Subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company nor any Subsidiary nor any of their ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company or any of its ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

7.9Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

7.10Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No Hazardous Materials (A) have been disposed of or otherwise released from any real property of the Company or any of its Subsidiaries in violation of any Environmental Laws; or (B) are present on, over, beneath, in or upon any real property or any portion thereof in quantities that would constitute a violation of any Environmental Laws.  No prior use by the Company or any of its Subsidiaries of any real property has occurred that violates any Environmental Laws, which violation would have a material adverse effect on the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries knows of any other Person who or entity which has stored, treated, recycled, disposed of or otherwise located on any Real Property any Hazardous Materials, including, without limitation, such substances as asbestos and polychlorinated biphenyls. None of the Real Property of the Company or any Subsidiary are on any federal or state “Superfund” list or Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”) list or any state environmental agency list of sites under consideration for CERCLIS, nor subject to any environmental related Liens.

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7.11Real Property.

(a)Schedule 7.11 sets forth a true, correct, and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all real property leased by the Company or any of its Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(b)With respect to each parcel of Owned Real Property, the Company or its applicable Subsidiary has good and marketable fee simple title, free and clear of all Liens, except for Permitted Liens.

(c)With respect to each parcel of Leased Real Property, the Company or its applicable Subsidiary holds a valid and subsisting leasehold interest under a lease that is in full force and effect, and neither the Company nor any Subsidiary is in material default or breach thereunder, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material default or breach thereunder.

(d)There are no violations of any building, zoning, environmental, or other applicable law or regulation with respect to any Real Property that would reasonably be expected to have a Material Adverse Effect.

(e)No condemnation or eminent domain proceeding is pending or, to the knowledge of the Company, threatened with respect to any Real Property.

7.12Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations, permits and licenses issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Permit. Schedule 7.12 sets forth a true, correct, and complete list of all Permits.

7.13Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to, or have valid and marketable rights to lease or otherwise use, all real property and all personal property that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or its Subsidiaries under any of the leases or subleases or licenses or with respect to the properties mentioned above, or affecting or questioning the rights of the Company or any Subsidiary to the continued possession or use of the leased or subleased or licensed premises or the properties mentioned above, other than such claims which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.14Intellectual Property.

(a)Schedule 7.14(a) sets forth a true, correct, and complete list of all material intellectual property owned by the Company or any of its Subsidiaries, including all patents, patent applications, registered trademarks, trademark applications, registered copyrights, material unregistered copyrights, service marks, trade names, domain names, and trade secrets (collectively, the “Owned Intellectual Property”).

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(b)Schedule 7.14(b) sets forth a true, correct, and complete list of all material licenses, sublicenses, and other agreements pursuant to which the Company or any of its Subsidiaries is authorized to use any intellectual property owned by a third party (other than commercially available off-the-shelf software) (collectively, the “Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Company Intellectual Property”).

(c)The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and all Owned Intellectual Property is valid, subsisting, and enforceable. No Owned Intellectual Property is subject to any outstanding order, judgment, decree, or agreement adversely affecting the Company’s or any Subsidiary’s use thereof or rights thereto.

(d)With respect to each item of Licensed Intellectual Property, the applicable license, sublicense, or agreement is valid, binding, and in full force and effect, and neither the Company nor any Subsidiary is in material default or breach thereunder, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material default or breach thereunder. The Company and its Subsidiaries have all rights necessary to use the Licensed Intellectual Property in the conduct of their respective businesses as currently conducted.

(e)To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party. Neither the Company nor any Subsidiary has received any written notice or claim alleging any such infringement, misappropriation, or violation. No Action is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary alleging infringement, misappropriation, or violation of any third party’s intellectual property rights.

(f)To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Owned Intellectual Property or any Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary.

(g)The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of all trade secrets and other material confidential information included in the Owned Intellectual Property. Each current and former employee, officer, consultant, and independent contractor of the Company or any Subsidiary who has had access to or participated in the creation of any Owned Intellectual Property has executed a written agreement providing for the assignment to the Company or its applicable Subsidiary of all intellectual property created within the scope of such person’s employment or engagement and containing confidentiality obligations.

(h)The Company and its Subsidiaries are in compliance in all material respects with all applicable open source software licenses. No open source software has been incorporated into any proprietary software of the Company or any Subsidiary in a manner that would require the Company or any Subsidiary to disclose, distribute, or make available any proprietary source code.

(i)The Company and its Subsidiaries hold all intellectual property licenses, permits, and authorizations necessary to conduct their respective businesses as currently conducted, except where the failure to hold such licenses, permits, or authorizations would not reasonably be expected to have a Material Adverse Effect.

7.15Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage in amount deemed prudent by the Company. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

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7.16Transactions with Affiliates and Employees. During the past three fiscal years and the subsequent interim periods through the date hereof and through the Closing Date, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including share option agreements under any share option plan of the Company.

7.17Material Contracts; Customers and Vendors.

(a)Schedule 7.17(a) sets forth a true, correct, and complete list of all contracts, agreements, and commitments to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary is bound that (i) involve payments by or to the Company or any Subsidiary in excess of $100,000 annually, (ii) contain non-competition or exclusivity provisions binding on the Company or any Subsidiary, (iii) relate to the acquisition or disposition of any business or material assets, (iv) involve Indebtedness of the Company or any Subsidiary, or (v) are otherwise material to the business, operations, or financial condition of the Company and its Subsidiaries, taken as a whole (collectively, the “Material Contracts”).

(b)Each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or its applicable Subsidiary and, to the knowledge of the Company, of each other party thereto, enforceable in accordance with its terms. Neither the Company nor any Subsidiary is in material default or breach under any Material Contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute a material default or breach thereunder. To the knowledge of the Company, no other party to any Material Contract is in material default or breach thereunder.

(c)No party to any Material Contract has provided written notice of termination, non-renewal, or intent to terminate any Material Contract.

(d)Schedule 7.17(d) sets forth a list of (i) the percentage of total revenue, respectively, accounted for by each of the five (5) largest customers of the Company and its Subsidiaries during the most recently completed fiscal year (such customers, collectively, the “Key Customers”) and (ii) the percentage of total purchases, respectively, accounted for by each of the four (4) largest suppliers of the Company and its Subsidiaries during the most recently completed fiscal year (such suppliers, collectively, the “Key Vendors”). No Key Customer or Key Vendor has provided written notice of termination, material reduction, or intent to terminate or materially reduce its business relationship with the Company or any Subsidiary.

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7.18Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder. Except as set forth on Schedule 7.18, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

7.19Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Buyer shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 7.19 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

7.20Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

7.21Registration Rights. Except as disclosed on Schedule 7.21 and other than pursuant to this Agreement and the Transaction Documents, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

7.22Listing and Maintenance Requirements. The Class A Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Class A Ordinary Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, or in the 12 months preceding the Closing Date, received notice from any Trading Market on which the Class A Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Ordinary Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer. Trading in the Class A Ordinary Shares has not been suspended by the SEC or the Company’s principal Trading Market.

7.23Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s memorandum and articles of association or any law of the British Virgin Islands that is or could become applicable to the Buyer and the Company fulfilling their obligations or exercising their rights under this Agreement and the Transaction Documents.

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7.24Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement and the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Buyer or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Buyer will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Buyer regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date hereof taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that neither the Buyer nor any Seller makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 5 and 6 hereof, respectively.

7.25Solvency; Indebtedness. Based on the consolidated financial condition of the Company as of the date hereof and as of the Closing Date, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year after the date hereof or within one year after the Closing Date. Schedule 7.25 sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with IFRS. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

7.26Tax Status.

(a)The Company and each of its Subsidiaries has (i) timely filed (taking into account any applicable extensions) all material Tax returns, reports, and declarations required to be filed by it with any Governmental Authority and all such Tax returns are true, correct, and complete in all material respects, and (ii) timely paid all material Taxes due and owing (whether or not shown on any Tax return).

(b)The Company and each of its Subsidiaries has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which the Tax returns described in clause (a) above apply.

(c)There are no material Tax audits, examinations, investigations, or other administrative or judicial proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary has received written notice of any proposed Tax assessment or deficiency from any Governmental Authority.

(d)Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax that remains in effect.

(e)There are no Liens for Taxes on any assets of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established.

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(f)The Company and each of its Subsidiaries has complied in all material respects with all applicable laws relating to the withholding of Taxes and has timely withheld and paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid.

(g)Neither the Company nor any Subsidiary has any material Tax liability arising from any change in accounting method or Tax election made prior to the date hereof or prior to the Closing that would reasonably be expected to result in a material Tax liability in any period ending after the date hereof or after the Closing.

(h)For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign taxes of any kind, including income, gross receipts, excise, property, sales, use, transfer, payroll, employment, withholding, franchise, and value-added taxes, together with all interest, penalties, and additions imposed with respect thereto.

7.27Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

7.28No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under this Agreement or any of the Transaction Documents.

7.29Acknowledgment Regarding Buyer’s Trading Activity. Notwithstanding anything in this Agreement or elsewhere herein to the contrary, it is understood and acknowledged by the Company that: (i) the Buyer has not been asked by the Company to agree, nor has the Buyer agreed, to desist from purchasing or selling securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Purchased Securities for any specified term, (ii) past or future open market or other transactions by the Buyer, specifically including, without limitation, “derivative” transactions, before or after the Closing, may negatively impact the market price of the Company’s publicly-traded securities, (iii) Buyer, and counter-parties in “derivative” transactions to which any such Buyer is a party, directly or indirectly, presently may have a “short” position in the Class A Ordinary Shares and (iv) Buyer shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (x) the Buyer may engage in hedging activities at various times during the period that the Purchased Securities are outstanding, including, without limitation, during the periods that the value of the Class A Ordinary Shares deliverable with respect to Purchased Securities are being determined, and (y) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of this Agreement or any of the Transaction Documents.

7.30Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Securities or any of the Securities (as defined in the SPA), (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Securities or any of the Securities (as defined in the SPA), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities (as defined in the SPA), which the Company paid in connection with the closing of the SPA.

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7.31No Recognition of Board and Management Rights. Upon the effectiveness of the SPA Amendment simultaneous with the Closing, and thereafter, the Company shall not recognize, accept, honor or give effect to any attempted exercise of any Board and Management Right set forth in Section 4.20 of the SPA by the Buyer, any Seller, any successor or assign of any of them, or any Person claiming by, through or under any of them, and agrees to not take the position that the Board and Management Rights have been assigned to or vested in the Buyer at any time.

7.32Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than: (i) the filing of amendments to the Initial Registration Statement and/or any additional Registration Statement required to be filed pursuant to Section 8.3(b) and (ii) the filings required by Section 8.6 (the “Required Approvals”).

7.33No Conflicts. The execution, delivery and performance by the Company of this Agreement do not violate the Company’s memorandum and articles of association, any law applicable to the Company, or any material agreement binding on the Company.

7.34No Material Nonpublic Information. Except for information that the Company has publicly disclosed through EDGAR or otherwise in compliance with Regulation FD or applicable foreign private issuer disclosure requirements, the Company has not provided the Buyer with material nonpublic information regarding the Company in connection with the transactions contemplated hereby.

7.35Compliance with Transaction Documents and Common Warrants. The Company is and has been, at all times during the period beginning from the Company’s entry into such Transaction Documents and Common Warrants through and including the date hereof and the Closing Date, in compliance with all covenants and other obligations of the Company under the SPA, the other Transaction Documents and the Sellers’ Common Warrants. The Company has a sufficient number of duly authorized Class A Ordinary Shares reserved for issuance as may be required to fulfill its obligations pursuant to the Transaction Documents.

7.36SPA and RRA.

(a)Other than the SPA, the Company is not a party to any other securities purchase agreement or any other similar agreement providing for the purchase by the Buyer or any of the Sellers from the Company of the Company’s securities. Other than the SPA Amendment to be entered into and delivered by the Parties pursuant to this Agreement and effective simultaneously with and as a condition to the Closing, the Company has not amended or entered into any agreement or other written instrument amending the SPA on or prior to the date hereof, and the Company will not have entered into any agreement or other written instrument amending the SPA on or prior to the Closing, and accordingly, assuming the accuracy of each Seller’s representations and warranties under Section 6.11(a) of this Agreement, the SPA attached as Schedule A-1, represents a true and complete copy of the SPA as in effect immediately prior to the Closing and the effectiveness of the SPA Amendment, including any prior amendments thereto, if any (other than the Exhibits and Schedules to the SPA, which are omitted from Schedule A-1 but for the avoidance of doubt remain incorporated into the terms of the SPA in accordance with its terms).

(b)Other than the RRA (and Section 8.3 of this Agreement), the Company is not a party to any registration rights agreement or any other agreement providing for similar rights to the Buyer, any Seller or any other Person with respect to the Company’s securities. The Company has not amended or entered into any agreement or other written instrument amending the RRA on or prior to the date hereof and the Company will not have entered into any agreement or other written instrument amending the RRA on or prior to the Closing, and accordingly, assuming the accuracy of each Seller’s representations and warranties under Section 6.11(b) of this Agreement, the RRA attached as Schedule A-2, represents a true and complete copy of the RRA as in effect immediately prior to the Closing, including any prior amendments thereto, if any (other than the Annexes to the RRA, which are omitted from Schedule A-2 but for the avoidance of doubt remain incorporated into the terms of the RRA in accordance with its terms).P

7.37Foreign Private Issuer Status. The Company is, and as of the date hereof has been, a “foreign private issuer” as such term is defined in Rule 3b-4 promulgated under the Exchange Act. Without limiting the generality of the foregoing, (a) more than 50% of the outstanding voting securities of the Company are not directly or indirectly owned of record by residents of the United States (as determined in accordance with Rules 3b-4(c) and 3b-4(d) under the Exchange Act), or (b) to the extent that 50% or more of the outstanding voting securities of the Company are directly or indirectly owned of record by residents of the United States, (i) the majority of the executive officers and directors of the Company are not United States citizens or residents, (ii) more than 50% of the assets of the Company are located outside of the United States, and (iii) the business of the Company is administered principally outside of the United States. The Company has not taken any action, and no event has occurred, that would reasonably be expected to cause the Company to lose its status as a foreign private issuer under the Exchange Act.

7.38Full Payment of SPA Subscription Amount. In connection with the closing of the transactions contemplated under the SPA, the Company has received, directly or through the SPA Escrow Agent, the full SPA Subscription Amount due from each Seller and the Buyer in their respective capacities as “Purchasers” under the SPA. None of the Sellers nor the Buyer nor any other “Purchaser” under the SPA is in default of any funding obligation under the SPA, and the Company is not owed or has any right against any Person to receive any further amount of any SPA Subscription Amount or other disbursement under the SPA, the SPA Escrow Agreement or any other Transaction Document.

8.	COVENANTS AND AGREEMENTS

8.1Further Assurances. Each Party shall execute and deliver such additional documents, instruments and certificates and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, including without limitation, any further notices and/or instruction letters as may be required to be delivered to the Transfer Agent to record the transfer of the Sellers’ Purchased Class C Ordinary Shares to the Buyer hereunder.

8.2Reserved.

8.3Registration Rights.

(a)The Company acknowledges that, from and after the Closing, the Buyer shall be a “Holder” under the RRA with respect to the Registrable Securities included in or underlying the Purchased Securities, subject to the terms of the RRA.

(b)Without limiting any rights of the Buyer under the RRA, the Company agrees to, within ten (10) Business Days following the Closing Date (such date, the “Filing Date”), (i) prepare and file with the SEC such amendments, including post-effective amendments, to the Initial Registration Statement (File Number 333-293983) which was declared effective by the SEC on March 5, 2026, and the Prospectus used in connection therewith, as may be necessary to register the resale by the Buyer as a selling shareholder of all of the Class A Ordinary Shares underlying the Purchased Securities transferred by the Sellers to the Buyer hereunder, and/or (ii) prepare and file with the SEC an additional Registration Statement in order to register for resale by the Buyer as a selling shareholder all of the Class A Ordinary Shares underlying the Purchased Securities transferred by the Sellers to the Buyer hereunder, and thereafter to use commercially reasonable efforts to cause such amendment or additional Registration Statement to be declared effective by the SEC as soon as practicable following the Filing Date, and in any event within ten (10) Business Days following the Filing Date. Thereafter, the Company shall promptly prepare and file with the SEC such additional amendments and supplements to the Initial Registration Statement and any additional Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Initial Registration Statement or additional Registration Statement, as applicable effective for the resale by the Buyer as a selling shareholder of all of the Class A Ordinary Shares underlying the Purchased Securities transferred by the Sellers to the Buyer hereunder until the earliest of (i) the third anniversary of the effective date of the Registration Statement, (ii) such time as all of the Class A Ordinary Shares underlying the Purchased Securities transferred by the Sellers to the Buyer hereunder have been sold pursuant to such Initial Registration Statement or additional Registration Statement, as applicable, or (iii) such time as all of the Class A Ordinary Shares underlying the Purchased Securities transferred by the Sellers to the Buyer hereunder become eligible for resale by non-affiliates without any volume limitations or other restrictions pursuant to Rule 144(b)(1)(i) under the Securities Act or any other rule of similar effect. The Company agrees to abide by all terms and procedures set forth in the RRA with respect to any Registration Statement required to be filed by the Company pursuant to this Section 8.3(b).

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8.4Transfer Agent. Without limiting any of the Assigned Rights under the Transaction Documents transferred to the Buyer hereunder, the Company shall cooperate with the Buyer and cause the Transfer Agent to facilitate the transfer of the Purchased Securities, the removal of legends from and/or the issuance free of legends of Class A Ordinary Shares issuable upon conversion of the Purchased Class C Ordinary Shares transferred to the Buyer hereunder.

8.5Confidentiality.

(a)Non-Disclosure of Agreement Terms. Except as required by applicable law, regulation, legal process or stock exchange rule, no Party shall disclose the terms of this Agreement to any third party without the prior written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed; provided that (i) nothing in this Section 8.5 shall restrict the Company from making the filing required by Section 8.6 or any other filing or disclosure required by applicable law, regulation or stock exchange rule and (ii) each Party may disclose the terms of this Agreement to its legal counsel, accountants, financial advisors, and other representatives (collectively, “Representatives”) who have a need to know such information solely in connection with the negotiation, preparation, execution, or performance of this Agreement, provided that such Representatives are bound by confidentiality obligations no less restrictive than those set forth in this Section 8.5(a) and such Party shall be responsible for any breach of this Section 8.5(a) by its Representatives.

(b)Seller Non-Disclosure; Confidential Information. Each Seller agrees that, from and after the Closing, such Seller shall not, and shall cause its Affiliates, officers, directors, employees, agents, and representatives not to, directly or indirectly, disclose, reveal, divulge, or communicate any Confidential Information of the Company or the Buyer to any third party, or use any Confidential Information for any purpose, except as expressly permitted under this Agreement. “Confidential Information” means all non-public, confidential, or proprietary information of the Company, Buyer, or any of their respective Affiliates, including business plans, financial data, trade secrets, customer and vendor information, technology, intellectual property, and any other information that is marked or identified as confidential or that, by its nature, a reasonable person would understand to be confidential, in each case whether disclosed in writing, orally, electronically, or by inspection. Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Seller in violation of this Section 8.5(b), (ii) was available to such Seller on a non-confidential basis prior to its disclosure hereunder, (iii) becomes available to such Seller on a non-confidential basis from a source other than the Company or the Buyer that is not, to such Seller’s knowledge, prohibited from disclosing such information by a contractual, legal, or fiduciary obligation, or (iv) is independently developed by such Seller without use of or reference to Confidential Information. Notwithstanding the foregoing, a Seller may disclose Confidential Information to the extent required by applicable law, regulation, or court order; provided that such Seller shall (i) provide the Company and the Buyer with prompt written notice of such requirement (to the extent legally permissible) so that the Company or the Buyer may seek a protective order or other appropriate remedy, and (ii) cooperate with the Company and the Buyer, at their expense, in seeking such protective order or other remedy, and (iii) disclose only that portion of the Confidential Information that is legally required to be disclosed. Promptly following the Closing (and in any event within thirty (30) days thereafter), each Seller shall return to the Company or the Buyer, or destroy (and certify in writing such destruction), all documents, materials, and other tangible items containing or reflecting Confidential Information in such Seller’s possession or control; provided that each Seller may retain copies of Confidential Information to the extent required by applicable law or regulation or bona fide document retention policies, subject to the ongoing confidentiality obligations of this Section 8.5(b). Each Seller acknowledges that any breach of this Section 8.5(b) would cause irreparable harm to the Company and the Buyer for which monetary damages would be inadequate, and that, in addition to all other remedies available at law or in equity, the Company and the Buyer shall be entitled to seek equitable relief, including injunction and specific performance, without the necessity of proving actual damages or posting any bond or other security.

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8.6EDGAR Filing of Agreement. The Company shall, as promptly as practicable following the Closing and in any event within four (4) Business Days after the Closing, furnish to or file with the SEC through EDGAR a Report of Foreign Private Issuer on Form 6-K disclosing the material terms of this Agreement and attaching this Agreement as an exhibit thereto; provided that the Company may redact from the publicly filed exhibit any information that the Company reasonably determines, after consultation with counsel, is both not material and of the type that the SEC permits to be omitted from filed exhibits under applicable SEC rules and guidance. The Company shall not redact the provisions relating to the transfer of the Purchased Securities, the assignment of Assigned Rights, the exclusion and extinguishment of the Board and Management Rights, or any other provision that is material to holders of the Company’s securities or to the rights, preferences, limitations or restrictions of the Purchased Securities. The Company shall provide the Buyer with a reasonable opportunity to review and comment on the proposed Form 6-K prior to filing, and the Company shall consider in good faith any comments timely provided by the Buyer.

8.7Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added, and other similar Taxes and fees (including any penalties and interest), if any, incurred in connection with the sale and transfer of the Purchased Securities and the assignment of the Assigned Rights pursuant to this Agreement (collectively, “Transfer Taxes”) shall be borne and paid by the Company; provided, without limiting the foregoing, the Company shall reimburse the Buyer and the Sellers for any such Transfer Taxes which are paid by the Buyer or the Sellers to the applicable Governmental Authority, as applicable, within five (5) Business Days following the date any such Transfer Taxes are paid to the applicable Governmental Authority.

8.8Seller Tax Responsibilities. Each Seller acknowledges and agrees that (a) any and all Tax liabilities arising from or relating to such Seller’s prior ownership, holding, or disposition of the Purchased Securities or Assigned Rights (including any income, capital gains, or other Taxes arising from the sale of the Purchased Securities pursuant to this Agreement) are and shall remain solely the obligation of such Seller (other than any Transfer Taxes, which shall be borne and paid by the Company in accordance with Section 8.7), (b) no such Tax liabilities shall transfer to, or become an obligation of, the Buyer as a result of the transactions contemplated hereby, and (c) each Seller shall be solely responsible for the filing of all Tax returns and the payment of all Taxes with respect to such Seller’s receipt of the Purchase Price and any gain recognized on the sale of the Purchased Securities hereunder.

8.9Preservation of Seller and Company Representations and Warranties.

(a)During the period beginning on the date hereof through and including the Closing Date, each Seller shall not take, or permit to be taken, any action, and shall not omit to take any action, that would cause any of the representations or warranties of such Seller set forth in Section 6 of this Agreement to be untrue, inaccurate, or misleading in any respect.

(b)During the period beginning on the date hereof through and including the Closing Date, the Company shall not take, or permit to be taken, any action (including any action by any Subsidiary), and shall not omit to take any action, that would cause any of the representations or warranties of the Company set forth in Section 7 of this Agreement to be untrue, inaccurate, or misleading in any respect.

8.10Interim Covenants. During the period beginning on the date hereof through and including the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10 (the “Interim Period”), each Party shall comply with the following covenants to the extent applicable to such Party:

(a)Commercially Reasonable Efforts to Close. Each of the Company, each Seller, and the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) using commercially reasonable efforts to satisfy the conditions to the Closing set forth in Section 4 and (ii) cooperating and using commercially reasonable efforts to obtain all consents, approvals, authorizations, waivers, orders, and permits of, and to make all filings and registrations with, any Governmental Authority or other Person that are necessary for the consummation of the transactions contemplated hereby.

(b)No Transfer or Conversion of Purchased Securities or Assignment of Assigned Rights. During the Interim Period, except for the sale and transfer of such Seller’s Purchased Securities and the assignment of the Assigned Rights to Buyer hereunder on the Closing Date, no Seller shall sell, assign, transfer, pledge, hypothecate, convert, exercise, grant any participation or option in, or otherwise dispose of, encumber, or agree to any of the foregoing with respect to, any of such Seller’s Purchased Securities or the Assigned Rights or any interest therein. Without limiting the foregoing, during the Interim Period, no Seller shall submit or attempt to submit any conversion notice in respect of any such Seller’s Purchased Class C Ordinary Shares.

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(c)Preservation of Business and Listing Status. During the Interim Period, the Company shall, and shall cause each Subsidiary to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve the goodwill of and relationships with employees, customers, suppliers, and other Persons having business relationships with the Company and its Subsidiaries, and (iii) use commercially reasonable efforts to maintain the listing of the Class A Ordinary Shares on the Company’s principal Trading Market and to maintain the Company’s compliance with all listing and maintenance requirements of such Trading Market.

(d)Cooperation with Transfer Agent; Maintenance of Register of Members. During the Interim Period, the Company shall (i) maintain its current Transfer Agent and shall not change, terminate, or replace the Transfer Agent without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned, or delayed), (ii) cooperate with the Buyer and the Sellers to facilitate the preparation and execution of the Transfer Agent Instructions Letter and Stock Powers, (iii) use commercially reasonable efforts to ensure that the Transfer Agent is prepared to record the transfer of the Purchased Class C Ordinary Shares by book entry notation to the Buyer promptly upon receipt of the duly executed Stock Powers and Transfer Agent Instructions Letter in accordance with the terms thereof, and (iv) maintain the Company’s register of members in a manner that accurately reflects the Sellers’ current ownership of the Purchased Class C Ordinary Shares and that is prepared for the recording of the transfer of the Purchased Class C Ordinary Shares to the Buyer at the Closing.

(e)No Amendments to Transaction Documents. During the Interim Period, neither the Company nor any Seller shall amend, modify, waive, terminate, or agree to any amendment, modification, waiver, or termination of any Transaction Document (other than the SPA Amendment contemplated by Section 3.1, which for the avoidance of doubt shall only become effective as of the Closing) without the prior written consent of the Buyer.

(f)Compliance with Laws and Transaction Documents. During the Interim Period, the Company shall, and shall cause each Subsidiary to, comply in all material respects with all applicable laws and all obligations under the Transaction Documents and the Common Warrants, as applicable, and each Seller shall comply in all material respects with all applicable laws and all obligations of such Seller under the Transaction Documents.

(g)No Issuance of Securities Affecting Purchased Securities. During the Interim Period, the Company shall not, without the prior written consent of the Buyer, (i) issue, grant, sell, or agree to issue, grant, or sell any additional Class C Ordinary Shares or any securities convertible into or exchangeable for Class C Ordinary Shares, (ii) except for the issuance of Class A Ordinary Shares issuable upon conversion or exercise of those Ordinary Share Equivalents listed on Schedule 8.10(g)(ii), issue, grant, sell, or agree to issue, grant, or sell any share capital or other equity security of the Company, (iii) amend the Company’s memorandum and articles of association in a manner that would adversely affect the rights, preferences, limitations, or restrictions of the Purchased Class C Ordinary Shares or the Class A Ordinary Shares issuable upon conversion thereof, or (iv) effect any share split, share consolidation, share reorganization, share dividend, recapitalization, or similar event with respect to any class of Ordinary Shares (other than as previously disclosed in the SEC Reports filed prior to the date hereof).

For the avoidance of doubt, the covenants of the Company set forth in Section 8.9(b) and this Section 8.10 are in addition to and not in substitution for any of the Company’s obligations under the SPA and other Transaction Documents, and none of such covenants shall be deemed to constitute a modification or waiver of any of the Company’s obligations under the SPA or the Transaction Documents, all of which remain in full force and effect (subject to the SPA Amendment contemplated by Section 3.1, which for the avoidance of doubt shall only become effective as of the Closing).

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9.	INDEMNIFICATION

9.1Seller and Company Indemnification. Each Seller, severally and not jointly, shall indemnify and hold harmless the Buyer and its Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from (a) any breach of such Seller’s representations, warranties, covenants or agreements contained in this Agreement, and (b) any Tax liabilities arising from or relating to such Seller’s prior ownership, holding, or disposition of the Purchased Securities or Assigned Rights (including any income, capital gains, or other Taxes arising from the sale of the Purchased Securities pursuant to this Agreement) (other than any Transfer Taxes, which shall be borne and paid by the Company in accordance with Section 8.7), that are asserted against or imposed upon any Buyer Indemnified Party; provided, however, that the aggregate liability of each Seller under this Section 9.1 shall not exceed the Purchase Price received by such Seller hereunder. The Company shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all losses, claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from (a) any breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement, and (b) any Transfer Taxes under Section 8.7 that are asserted against or imposed upon any Buyer Indemnified Party.

9.2Buyer Indemnification. The Buyer shall indemnify and hold harmless each Seller, the Company and their respective Affiliates and their respective directors, officers, partners, members, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from any breach of the Buyer’s representations, warranties, covenants or agreements contained in this Agreement; provided, however, that the aggregate liability of the Buyer under this Section 9.2 shall not exceed the Aggregate Purchase Price; and provided further, that the aggregate liability of the Buyer under this Section 9.2 with respect to any Seller shall not exceed the Purchase Price payable to such Seller hereunder.

9.3Procedures. A Buyer Indemnified Party or Seller Indemnified Party seeking indemnification shall promptly notify the indemnifying Party of any claim for indemnification; provided that failure to provide prompt notice shall not relieve the indemnifying Party of its obligations except to the extent materially prejudiced thereby. The indemnifying Party shall have the right to control the defense of any third-party claim with counsel reasonably satisfactory to the indemnified party, subject to customary conflict and settlement limitations.

9.4Survival; Certain Limitations. The representations and warranties contained in this Agreement and the provisions of this Section 9 shall survive the Closing and continue indefinitely. Covenants and agreements to be performed after the Closing shall survive until fully performed or satisfied according to their terms. Notwithstanding anything to the contrary herein, no claim for indemnification under this Section 9 based on a breach of any representation or warranty may be brought unless written notice of such claim is delivered to the indemnifying Party prior to the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable for any punitive, special, indirect or consequential damages.

10.	TERMINATION

10.1Subject to Section 9.4, this Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate, upon the earlier to occur of: (a) the mutual written agreement of each of the Parties hereto to terminate this Agreement; and (b) written notice by the Buyer or any Seller to the other Parties if the Closing has not been consummated on or prior to the date that is 15 calendar days after the date hereof.

10.2Notwithstanding anything to the contrary set forth herein, no termination of the Agreement pursuant to Section 10.1 will relieve any Party from liability for any breach hereof prior to the time of such termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Upon any termination of this Agreement pursuant to Section 10.1, the Parties shall cooperate and execute and deliver any and all documents required in order to promptly cause (i) the Transfer Agent to return to each Seller all Stock Powers delivered by such Seller pursuant to Section 4.1(b), in accordance with the Transfer Agent Instructions Letter, and (ii) the Escrow Agent to return the Aggregate Purchase Price to the Buyer and the Escrow Agent Fee to the Company; provided, that nothing in this Section 10.2 shall be deemed to constitute a waiver of any Party’s rights under the Transfer Agent Instructions Letter or the Escrow Agreement, including without limitation, the right of the Buyer under the Escrow Agreement to the return of the Aggregate Purchase Price in its entirety if the Escrow Agent has not received a completed Release Notice executed by all of the Parties, pursuant to Section 1.4 of the Escrow Agreement, within 15 days of Escrow Agent’s receipt of the Escrow Funds (as defined in the Escrow Agreement).

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11.	MISCELLANEOUS

11.1Governing Law; Submission to Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the law of the State of Delaware without regard to the principles of conflicts of law thereof. Each Party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any Party shall commence an Action or Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such Action or Proceeding. “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

11.2Specific Performance. The Parties acknowledge and agree that irreparable harm would occur if any provision of this Agreement were not performed in accordance with its terms. Each Party shall be entitled to specific performance, injunctive relief and other equitable remedies to enforce this Agreement, without posting bond or proving actual damages.

11.3Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and representations, whether written or oral, relating to such subject matter.

11.4Amendments; Waivers. No amendment, modification or waiver of this Agreement shall be valid unless in writing and signed by the Buyer, each Seller and the Company. No waiver shall be deemed a waiver of any other provision or any subsequent breach.

11.5Assignment. The Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and the Sellers, except to an Affiliate of the Buyer that agrees in writing to be bound by this Agreement; provided that no such assignment shall relieve the Buyer of its obligations hereunder. The Sellers and the Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer. Any purported assignment in violation of this Section 11.5 shall be null and void.

11.6Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective permitted successors and assigns.

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11.7Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending Party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, at the proper mailing address or e-mail address of the applicable recipient Party for notices hereunder set forth below, or to such other mailing address and/or e-mail address as the recipient Party has specified by written notice given to each other Party to this Agreement five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time, date and recipient’s e-mail or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Report of Foreign Private Issuer on Form 6-K.

The addresses for such communications shall be:

(1)	if to the Buyer, to: Ault Lending, LLC, 940 South Coast Drive, Suite 200, Costa Mesa, CA 92626, Attn: David Katzoff, Manager, email, with a copy by e-mail only (which shall not constitute notice) to: Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019, Attn: Kenneth Schlesinger, Esq., email: KSchlesinger@olshanlaw.com;
(2)	if to the Company, via email to: Powell Max Limited, Attn: Geordan Pursglove, Chief Executive Officer, email:;
(3)	if to Target Capital, to: Target Capital 12 LLC, 144 Hillside Village, Rio Grande, PR 00745, email:;
(4)	if to Secure Net, to: Secure Net Capital LLC, 654 Munoz Rivera Avenue Ste 1130, San Juan, PR 00918, email:;
(5)	if to Great Point, to: Great Point Capital, LLC, 12301 Research Blvd, BLDG 4-270, Austin, TX 78759, email:.

11.8Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to replace the invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that most closely reflects the Parties’ original intent.

11.9Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by PDF, DocuSign or other electronic transmission shall be deemed original signatures.

11.10No Third-Party Beneficiaries. Except for the Buyer Indemnified Parties and the Seller Indemnified Parties under Section 9, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and does not confer any rights or remedies on any other Person.

11.11Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

AULT LENDING, LLC

By:______________________________

Name:

Title:

SELLERS:

SECURE NET CAPITAL LLC

By: ______________________________

Name:

Title:

TARGET CAPITAL 12 LLC

By: ______________________________

Name:

Title:

GREAT POINT CAPITAL, LLC

By: ______________________________

Name:

Title:

COMPANY:

POWELL MAX LIMITED

By: ______________________________

Name:

Title:

[Signature Page to Securities Purchase and Assignment Agreement]

SCHEDULE I

Purchased Securities and Purchase Price

Seller	Pre-Reverse Split Class C Ordinary Shares	Post-Reverse Split Class C Ordinary Shares	Prior Converted Class C Ordinary Shares	Purchased Class C Ordinary Shares	Purchase Price	Per Share Purchase Price
Target Capital 12 LLC	2,384,538	238,454	13,984	224,470	$5,589,297	$24.90
Secure Net Capital LLC	2,384,538	238,454	76,000	162,454	$4,045,100	$24.90
Great Point Capital, LLC	853,413	85,342	2,094	83,248	$2,072,865	$24.90
Total:	5,622,489	562,250	92,078	470,172	$11,707,262

SCHEDULE 8.10(g)(ii)

During the Interim Period, the Company shall be permitted to issue Class A Ordinary Shares issuable upon the exercise or conversion of the following Ordinary Share Equivalents, each of which Ordinary Share Equivalents is outstanding as of the date hereof:

1.	108,482 Class C Ordinary Shares held by Ault Lending, LLC

2.	75,000 Class C Ordinary Shares held by John Lowry

3.	Placement Agent Warrant to purchase Class A Ordinary Shares held by Spartan Capital Securities, LLC

4.	Placement Agent Warrant to purchase Class A Ordinary Shares for RBW Capital Partners, LLC

SCHEDULE A-1

SPA

(attached)

SCHEDULE A-2

RRA

(attached)

 EXHIBIT A

Escrow Agreement

(attached)

 EXHIBIT B

Transfer Agent Instructions Letter

(attached)

EXHIBIT C

Form of SPA Amendment

(attached)

EXHIBIT D

Form of Medallion Guarantee Stock Power

(attached)